Adamis Pharmaceuticals Corporation 10-K

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159229, 333-169106, 333-175383, 333-194635, 333-201742, 333-211773, 333-218945, 333-226230, and 333-229379), and Form S-3 (Nos. 333-196976, 333-199454, 333-200447, 333-209401, 333-212880, 333-217400, 333-217408, 333-226100 and 333-249331) of our report dated March 30, 2020, except as it relates to Note 22, as to which the date is October 5, 2020 (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the Company), as of and for the year ended December 31, 2019, included in this Annual Report on Form 10-K as of December 31, 2020.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 15, 2021